REDOX Technology Achieves World's Fastest Mobile PC Performance

July 10, 2001//Houston TX// REDOX Technology Corporation (OTC BB: RDOX), today released record-breaking test results of ONSLRfx, its exclusively licensed software. Utilizing a benchmark software suite created by BAPco (Business Applications Performance Corporation of Santa Clara, CA), the software formerly coded as ONSLRe2001, obtained office productivity SYSmark2000 score average of 215.6.
This easily exceeded similarly equipped Notebook PC scores by 30-50% and established a new high for PC Desktops with heightened peripherals.

The testing platform ran on a Dell Inspirion 4000 equipped with Windows 98, 128 MB and a 10 GB hard drive powered by a 700mhz processor.

" We are very pleased with the BAPco results." Said Richard Szymanski, CEO of REDOX Technology Corp. "Our next round of testing will provide additional performance scores on a variety of platforms and we believe that those results will prove just as remarkable."

Further testing will ensue with BAPco's Internet Creation Content module and results will then be posted on the REDOX website at www.rdox.com following notification to BAPco's membership companies including Compaq, Dell, HP, IBM, Intel, Microsoft as well as many others.

As previously announced, REDOX will have eTesting Labs, a division of Ziff-Davis Media conduct its own independent testing with published results upon availability.


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About BAPco
A non-profit consortium, BAPCo's charter is to develop and distribute a set of objective performance benchmarks based on popular/personal computer applications and industry standard operating systems. To learn more, please visit www.bapco.com.

About REDOX Technology Corporation

REDOX Technology Corporation was formed in 1993 to develop innovative technologies. The Company is focusing on bringing several new innovative technologies to the market. The Company also holds patents on thin-film aqueous aluminum-sulfur batteries.

Financial professionals and media may contact Paula Kane at 757-588-0715 or via e-mail: paula@integritycapital.net. You may also visit the Company's corporate website at www.rdox.com.


NOTE: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Company's Securities and Exchange Commission filings.